Exhibit 99.1

Natus Appoints Jonathan Kennedy as Senior Vice President and Chief Financial Officer

SAN CARLOS, Calif. (March 11, 2013) – Natus Medical Incorporated (Nasdaq:BABY) today announced it has named Jonathan Kennedy, former Chief Financial Officer of Intersil Corporation (Nasdaq:ISIL), to the position of Senior Vice President and Chief Financial Officer.

Jonathan will report to Jim Hawkins, Chief Executive Officer, and oversee Natus Medical’s finance and administration, accounting, tax, and treasury functions. He will join Hawkins and John Buhler, President and Chief Operating Officer, on the Natus executive management team that is responsible for directing all aspects of the Company’s strategy, planning and operations.

“Jonathan is an excellent fit for the fast paced culture of Natus,” said Hawkins. “He is a dynamic financial leader with experience in both technology and medical device companies. The experience he has gained over the years in driving acquisition integration efforts, developing and implementing cost reduction initiatives on a worldwide basis, and evolving the finance function in growing enterprises positions him well for Natus.”

“I am pleased to join Natus during an exciting time in the Company’s evolution,” said Mr. Kennedy. “In just a few years, Natus has taken leadership roles in its markets and grown at an extraordinary pace. I look forward to being a part of its already successful team.”

Mr. Kennedy has been Senior Vice President and Chief Financial Officer of Intersil Corporation since April 2009. Prior to that, he was Intersil’s Corporate Controller since 2005 and Director of Finance since 2004. Before joining Intersil, Mr. Kennedy held management roles in Finance and IT with Alcon, Inc. and Harris Corporation. He holds a Bachelor of Science degree in Business Administration and a Master of Science degree in Accounting from the University of Central Florida. Mr. Kennedy also is a Certified Public Accountant.

Mr. Kennedy is expected to join Natus on April 8, 2013. At that time he will assume the CFO role currently held by Steven J. Murphy, who will remain with the Company as Vice President Finance, a position he has held since 2003. During Mr. Murphy’s tenure with the Company it has grown from $30 million in annual revenue to the current run rate of over $350 million.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Chief Financial Officer and Vice President Finance

(650) 802-0400

InvestorRelations@Natus.com